AMENDMENT TO STOCK TRANSFER AGREEMENT

This AMENDMENT TO STOCK TRANSFER AGREEMENT (this “Amendment”), effective as of May 24, 2021 (the “Effective Date”), is entered into by and between ALTEROLA BIOTECH INC., a Nevada corporation (“ALT”); and the shareholders of ABTI PHARMA LIMITED (“ABTIP”).

RECITALS

WHEREAS, this Amendment is being entered into with reference to that certain Stock Transfer Agreement, dated January 19, 2021 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to change the Closing of the transaction to occur upon the filing of ALT’s December 31, 2020 quarterly report on Form 10-Q with the Securities and Exchange Commission.

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                Definitions.

Capitalized terms used herein without other definition shall have the respective meanings herein assigned to such terms in the Agreement.

Section 2.                Amendment to the Agreement.

Section 1.6 Closing shall be deleted in its entirety and replaced with the following:

The closing date of this Agreement (the “Closing”) will take place upon the filing of ALT’s December 31, 2020 quarterly report on Form 10-Q with the Securities and Exchange Commission.

Section 3.                Effectiveness of Amendment.

The amendment provided in this Amendment shall be conditioned upon, and this Amendment shall not be effective until the execution and delivery of counterparts hereof by the parties hereto.

Section 4.                Miscellaneous.

4.1.            Notes Ratified. Except as expressly set forth herein, this Amendment shall not be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

4.2.            Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

ALTEROLA BIOTECH INC.

By: /s/ Larson Elmore
Dated, January 19th, 2021.
Larson Elmore, Vice Chairman, Secretary, Acting CFO

ABTI PHARMA LIMITED

By: Selling Sharesholders Nominees:

/s/ Timothy Rogers	Dated, January 19th, 2021
Timothy Rogers

/s/ Seamus McAuley	Dated, January 19th, 2021
Seamus McAuley

/s/ Dominic Schiller	Dated, January 19th, 2021
Dominic Schiller

/s/ Colin Stott	Dated, January 19th, 2021
Colin Stott

/s/ Ning Qu	Dated, January 19th, 2021
Ning Qu

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